Exhibit 10.9

THE UNIVERSITY OF SOUTHERN CALIFORNIA
PRINCETON UNIVERSITY
GLOBAL PROTONIC ENERGY CORPORATION
AMENDED LICENSE AGREEMENT

This Agreement, made and entered into this 14 day of May, 1998, (the Effective Date) by and between the UNIVERSITY OF SOUTHERN CALIFORNIA, a California nonprofit corporation with its principal place of business at University Park, Los Angeles, California 90089 (hereinafter referred to as "USC") The Trustees of PRINCETON UNIVERSITY a not for profit educational institution duly organized and existing under the laws of the STATE OF NEW JERSEY, USA (hereinafter referred to as "PRINCETON"), and GLOBAL PHOTONIC ENERGY CORPORATION, a corporation duly organized under the laws of Pennsylvania and having its principal office at Three Bala Plaza, East, Suite 104, Bala Cynwyd, PA 19004 (hereinafter referred to as "LICENSEE").

WITNESSETH

WHEREAS, PRINCETON and USC are the owner of certain "Patent Rights" (as later defined herein) relating to technical information and inventions made by PRINCETON and USC faculty and staff , have the right to grant licenses under said Patent Rights, subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government; and Princeton has granted LICENSEE the exclusive license to certain such Patent Rights pursuant to a certain License Agreement dated August 1, 1994 (the "August 1994 License Agreement").

WHEREAS, PRINCETON and USC have filed a number of patent applications relating to electron acceptor compositions, and charged generators in heterolamellar multilayer thin films and anticipate filing additional patents on inventions made during the course of the Sponsored Research project technologies (the -Technology") which inventions arose out of research conducted in the USC Laboratories of Dr. Mark Thompson and Princeton under the direction of Professors Stephen Forrest and Mark Thompson

WHEREAS, PRINCETON, USC and LICENSEE have entered into a continuation of a Sponsored Research Agreement, effective May 1, 1998 (hereinafter the "Sponsored Research Agreement" and attached hereto as Appendix A), to continue to support basic research in the field of the Technology under the supervision of Professor(s) Forrest at PRINCETON and Professor Thompson at USC in the amount of two million, eight hundred and seventy four thousand, two hundred and thirty eight dollars ($2,874,238) over three (3) years granting LICENSEE the exclusive worldwide license, with the right to sublicense, under any inventions and confidential information, including any Patent Rights which may be obtained thereon, arising out of said Sponsored Research Agreement, said license to be exclusive to LICENSEE subject only to any license heretofore granted to the United States Government;

WHEREAS, PRINCETON, USC and LICENSEE contemplate that additional patent applications based on inventions and information arising out of the Research Program will be filed in the future; and, LICENSEE shall be the exclusive licensee of any and all such applications and all existing Patent Rights on the terms and conditions set forth herein. and that this Amended License Agreement shall supersede the August 1994 License Agreement.

WHEREAS, LICENSEE has represented to PRINCETON and USC, to induce PRINCETON and USC to enter into this Agreement, that Licensee is experienced in the development, production, manufacture, marketing and sale of products similar to the "Licensed Product(s)" (as later defined herein) and/or the use of the "Licensed Processes" (as later defined herein) and that it shall commit itself to a thorough, vigorous and diligent program of exploiting the Patent Rights so that public utilization shall result therefrom; and

WHEREAS, LICENSEE acknowledges that if funds obtained from the U.S. Government are commingled with funds obtained from LICENSEE in support of the Sponsored Research under the Sponsored Research Agreement, then any license granted would be subject to rights in the U.S. Government under 37 CFR part 401;

WHEREAS, Princeton is a subcontractor to USC under the Sponsored Research Agreement; has entered into an Interinstitutional Agreement with USC that provides for USC to manage the Sponsored Research Agreement and this License Agreement; and intends that any inventions under the Sponsored Research Agreement be subject to this License Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I – DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1           "LICENSEE" shall mean Global Photonic Energy Corporation and any Subsidiary or Affiliate of Global Photonic Energy Corporation;

1.2          "Subsidiary" shall mean any corporation, company, or other entity more than fifty percent (50) of whose voting stock is owned or controlled directly or directly by Global Photonic Energy Corporation;

1.3          "Affiliates" shall mean any entity respecting which a majority of the voting stock, or an otherwise effective controlling interest, is owned by the Shareholders of Global Photonic Energy Corporation.

1.4          "Patent Rights" shall mean the United States and foreign patent applications set forth in Appendix B. attached hereto and made a part hereof (hereinafter referred to as the 'Patent Rights Patent Application(s)", and the United States patents and Foreign patents, including utility models and patents of importation and additions, issuing from said United States and Foreign patent applications or later-filed foreign applications based upon any of said United States patents and applications (hereinafter referred to as the "Patent Rights Patent(s)") and any continuations, continuations-in-part, divisions, reissues or extensions of any of the foregoing arising out of the Research Program as set forth in the Sponsored Research Agreement, and any new inventions arising out of the Research Program.

1.5	"Licensed Product(s)" shall mean any product which:

(a)
is covered in whole or in part by (i) a pending claim contained in a Patent Rights Patent Application in the country in which the Licensed Product(s) is made, used or sold, (ii) a valid and unexpired claim contained in a Patent Rights Patent in the country in which the Licensed Product(s) is made, used or sold.

(b)
is manufactured by using a process which is covered in whole or in part by (i) a pending claim contained in a Patent Rights Patent Application in the country in which the Licensed Process(es) is used or (ii) a valid and unexpired claim contained in a Patent Rights Patent in the country in which the Licensed Process(es) is used.

(c)	is used according to a method which is covered in whole or in part by a valid and unexpired claim contained in the Patent Rights in the country in which the method is used.

1.6          "Licensed Process(es)" shall mean a process or method which is covered in whole or in part by (i) a pending claim contained in a Patent Rights Patent Application or (ii) a valid and unexpired claim contained in a Patent Rights Patent in the country in which the process or method is used.

1.7          "Net Sales Price" shall mean LICENSEE'S billings for the Licensed Product(s) produced hereunder less the sum of the following:

(a)	trade, cash and quantity discounts or rebates actually allowed or taken;

(b)	credits or allowances given or made for rejection or return of, and for uncollectible amounts on, previously sold Licensed Products or for retroactive price reductions,

(c)	any separately invoiced tax or government charge, (other than an income tax) levied on the sale, transportation or delivery of a Licensed Product and borne by the seller thereof, and

(d)	any separately invoiced charges for freight transportation or insurance.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections. Licensed Product(s) shall be considered "sold" when billed out or invoiced.

Net Sales Price shall not include sales or transfers between LICENSEE and its subsidiaries, or sublicensees, except that where such subsidiary or sublicensee utilizes the Licensed Products or Licensed processes for the performance of commercial services for third party customers, Net Sales Price shall be based on subsequent final sales of such Licensed Products to third parties by such Sublicensees, unless the intermediate sales price to intermediate Sales Price shall control.

ARTICLE II – GRANT

2.1           Subject only to the prevailing rights of and obligations to the U.S. Government with respect to Patent Rights derived in the course of federally sponsored research, including without limitation, any such rights and obligations set forth in 37 CFR Part 401, should they exist, PRINCETON and USC hereby grant to LICENSEE a worldwide exclusive right and license under the Patent Rights, to make, have made, use, lease and/or sell the Licensed Product(s) under the Patent Rights and Copyrights rights, and to practice the Licensed Process(es) to the full end of the term for which the Patent Rights and copyright Rights are granted unless sooner terminated as hereinafter provided.

2.2           LICENSEE shall have the right to sublicense worldwide any of the rights, privileges and license granted hereunder during the term of this Agreement

2.3           LICENSEE hereby agrees that every sublicensing agreement to which it shall be a party and which shall relate to the rights, privileges and license granted hereunder shall include, to the extent applicable, all the rights of and obligations due to PRINCETON and USC, (and, if applicable, to the United States Government), that are contained in this Agreement

2.4           LICENSEE agrees to forward to USC a copy of any and all fully executed sublicense agreements, and further agrees to forward to USC annually a copy of such reports received by LICENSEE from its sublicenses during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

ARTICLE III - DUE DILIGENCE

3.1           LICENSEE shall use commercially reasonable efforts to bring the Licensed Product(s) and/or Licensed Process(es) to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights.

3.2           In addition, LICENSEE shall adhere to the following milestones:

(a)	LICENSEE shall perform the Sponsored Research Agreement in accordance with its terms.

(b)	LICENSEE shall send copies of all press releases and publicly filed documents to USC , relating to its progress in commercializing the Patent Rights.

(c)	LICENSEE shall, at its own cost, meet with USC annually to discuss its commercialization plans for the next ensuing year.

3.3           LICENSEE'S failure to perform in accordance with Paragraphs 3.1 and 3.2 above shall be grounds for USC to terminate this Agreement pursuant to Paragraph 7.3 hereof.

3.4           Notwithstanding anything to the contrary contained herein, provided that LICENSEE performs the Sponsored Research Agreement, and upon termination or expiration of the Sponsored Research Agreement, LICENSEE invests a minimum of $800,000 per year in research, development, patenting or commercialization efforts respecting the Patent Rights, this Article III shall be deemed to be satisfied.

ARTICLE IV – ROYALTIES

4.1           Because the Tax Reform Act of 1986, Public Law 99-514, may require USC to cause a research sponsor to pay a competitive price for its use of the technology, and further requires that the prices paid by the sponsoring party be determined at the time the technology is available for use rather than at an earlier time, the parties agree that the licensing terms and conditions set forth in this Agreement shall be as good as or better than could be obtained from an unrelated party, if applied to Licensed Products and Licensed Processes.

Therefore, subject to right to require negotiations on any Licensed Products/Licensed Processes, if in USC'S sole opinion the resulting technology is the subject of an agreement covered by Public Law 99-514 and the price or other terms of this Agreement are not competitive for the resulting technology at the time the technology is first reduced to practice, it is agreed as follows:

4.2           For the rights, privileges and license granted hereunder, LICENSEE shall pay to USC (except for the Common Stock and Warrants which shall be distributed in accordance with Article 4.7), in the manner hereinafter provided to the end of the term of the Patent Rights or until this Agreement shall be terminated as hereinafter provided:

(a)
(i) 3% of the Net Sales Price of the Licensed Product (s) and/or Licensed Processes used, leased or sold by LICENSEE; (ii) 3% of revenues received by LICENSEE from sublicensing the patent rights; and (iii) 23% of revenues received by LICENSEE from final judgments in infringement actions respecting the Patent Rights (after deducting costs and expenses, including attorneys fees); and

(b)	200,000 shares of Common Stock of Global Photonic Energy Corporation; and

(c)	Warrants to purchase 250,000 shares of Common Stock in Global Photonic Energy Corporation at a per share purchase price of $3.50, such Warrants expiring ten (10) years from such date.

(d)	Minimum royalties shall be payable as follows:

1998 -- $0
1999 -- $0
2000 -- $0
2001 -- $25,000
2002 -- $50,000
2003 -- $75,000
2004 and thereafter -- $100,000 year

Provided that, parties shall discuss and agree upon any modifications to the minimum royalties upon the conclusion of the Sponsored Research Agreement, consistent with the progress that will have then been made on the Research.

In the event that USC has not received at least the above referenced amount in royalty payments in any calendar year, LICENSEE shall pay USC the difference between the royalties paid and the minimum royalty for such calendar year on December 31.

4.3           No multiple royalties shall be payable because the Licensed Product(s), its manufacture, lease or sale are or shall be covered by more than one patent application or patent licensed under this Agreement.

4.4           Royalty payments shall be paid in United States dollars in Los Angeles, California, or at such other place as USC may reasonably designate consistent with the laws and regulations controlling in any foreign country. Any withholding taxes which LICENSEE or any sublicensee shall be required by law to withhold on remittance of the royalty payments shall be deducted from royalty paid to USC. LICENSEE shall furnish USC the original copies of all official receipts for such taxes. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at a first-class foreign exchange bank on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

4.5           With respect to the possible renegotiation of royalty rates, if required, under the Tax Reform Act of 1986;

(a)
Fair Conaideration. USC and LICENSEE have determined that the consideration payable to USC pursuant to this Agreement is fair and competitive with respect to all Licensed Products, including most particularly the technologies and their applications which represent the prime focus of the Sponsored Research Agreement.

(b)
Limited Renegptiation Events. If, notwithstanding the above, Licensed Products are developed during the term of this Agreement which were not reasonable conceivable as arising out of or resulting from the Sponsored Research as of the date hereof, and with respect to which the consideration payable to USC is not reasonably believed by USC to be competitive, USC shall notify LICENSEE in writing of such determination; provided, however, that any such renegotiation right of USC shall cease with respect to any Licensed Product 180 days after the first Patent Rights Patent Application is filed or other intellectual property protection is first sought (or, in the case of a Biological Material, after the time such Biological Material is first indicated as a possible Licensed Product by LICENSEE). In the event LICENSEE disputes such determination of USC and the request for renegotiation, LICENSEE shall have a right to submit the issue to arbitration pursuant to Article VIII hereunder.

(c)
Renegotiation Proem. If LICENSEE agrees to renegotiate the consideration payable without arbitration or if the arbitrator determines the issues in favor of USC, LICENSEE shall have an exclusive right for 60 days to negotiate with USC on a royalty arrangement acceptable to USC, which shall use reasonable efforts to reach satisfactory agreement with LICENSEE.

(d)
Failure to Agree. In the event that USC and LICENSEE are unable to reach agreement with such 60 day period despite their best efforts to do so, or in the event that LICENSEE does not elect to enter into an agreement with USC by exercise of its right of first refusal, USC shall then have the right to negotiate with third parties other than LICENSEE with respect to the exclusive licensing of the Licensed Products, and LICENSEE shall relinquish its exclusive right to license said Licensed Product.

4.6           Securities Law Representations PRINCETON and USC are obtaining the Common Stock and Warrants as principal and not with a view towards resale or distribution. PRINCETON and USC are aware that the securities have not been registered under the Securities Act of 1933, as amended (the "Act"), or the securities laws of any state or jurisdiction, and are being obtained in reliance on the exemptions from the registration requirements of such Acts. PRINCETON and USC agree not to sell or otherwise dispose of the Securities acquired hereunder unless such Securities are subsequently registered under the Act and such date securities laws as are applicable, or unless there are available exemptions from such registration that are supported by an opinion of counsel for PRINCETON or USC, as applicable, which opinion is satisfactory in form and substance to Global Photonic Energy Corporation.

4.7           The Common Stock and Warrants shall be issued directly to Princeton University and the University of Southern California, respectively, in the amounts set forth in the Interinstitutional Agreement.

ARTICLE V - REPORTS AND RECORDS

5.1           LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amount payable to USC by way of royalty as aforesaid. Said books of account shall be kept at LICENSEE'S principal place of business or the principal place of business of the appropriate Division of LICENSEE to which this Agreement relates, Said books and the supporting data shall be open at all reasonable times, but not more often than once each year, for five (5) years following the end of the calendar year to which they pertain, to the inspection of the USC Internal Audit Division and/or an independent certified public accountant employed by USC for the purpose of verifying LICENSEE'S royalty statement or compliance in other respects with this Agreement.

5.2           LICENSEE, within sixty (60) days after each calendar quarter of the License Year shall deliver a report in writing setting forth sales of Licensed Products (including a negative report, if appropriate) and will accompany such report with such particulars of the business conducted by LICENSEE during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

(a)	All Licensed Products manufactured and sold.

(b)	Total billings for Licensed Product sold.

(c)	Accounting for all the Licensed Process(es) used or sold.

(d)	Deductions applicable as provided in Paragraph 4.2.

(e)	Total Royalties due.

(f)	Names and addresses of all sublicensees of LICENSEE.

(g)
Licensed Products manufactured and sold to the United States Government. (No royalty obligations shall arise due to use for or on behalf of the United States Government in view of the royalty-free, non-exclusive license heretofore granted to the United States government.

(h)	Annually, the LICENSEE'S certified financial statements for the preceding twelve (12) months including, at a minimum, a Balance Sheet and an Operating Statement.

5.3           With each such report submitted, LICENSEE shall pay to USC the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

5.4           Any payments due hereunder on sales outside of the United States shall be payable in U.S. Dollars at the rate of exchange of the currency of the country in which the sales are made at the average of the following: the exchange rate as reported in the Wall Street Journal for the first business day of the calendar quarter for which royalties are payable plus the exchange rate as reported in the Wall Street Journal for the last business day of the calendar quarter for which royalties are payable, divided by two (2).

5.5           Payments which are delayed beyond the sixty (60) days after the end of the quarter in which they become due shall be subject to an interest charge equal to 8 per annum in excess of the "Prime Rate" as published in The Wall Street Journal, provide however that if royalty payments are withheld due to a good faith dispute, then the interest charge shall be five percent (5) per annum in excess of the Prime Rate. Whenever such Prime Rate, as so published, changes, the interest rate described above shall correspondingly change, effective upon the opening of business on the date of publication of such change.

ARTICLE VI - PATENT PROSECUTION

6.1           LICENSEE may designate by notice to USC or to the Patent Attorneys, after consultation with USC, countries where Licensed Patent Applications shall be filed, which may include the United States or any other country. LICENSEE agrees to pay for all reasonable and necessary out-of-pocket expenses incurred in the preparation, filing, prosecution, maintenance, renewal and continuation of Patent Applications in said designated countries, including all taxes, official fees and attorneys' fees. The patent law firm selected shall be mutually acceptable to USC and LICENSEE. USC shall be the client in the attorney-client relationship with such law firm and may provide instructions to such law firm regarding the scope and content of Patent Applications to be filed and prosecuted, subject to the right of LICENSEE to request USC to instruct such law firm, or instruct the law firm directly after consultation with USC, to cover any additional matters as LICENSEE may desire to assure that such Application covers all items of commercial interest and importance, USC will not unreasonably refuse requests of LICENSEE. USC and LICENSEE each shall receive copies of all correspondence with respect to such preparation, filing, prosecution, renewal and continuation of Patent Rights Patent Applications, and shall consult with each other regarding all such matters and the costs associated therewith.

6.2           LICENSEE may elect in writing to be released from its License in any of the Patent Rights Patents and Patent Rights Patent Applications in a particular country at any time after initial filing costs have been paid, in which event it shall thereafter, upon notice of such election being given to USC shall have no obligation to reimburse Princeton for any subsequent expenses relating to such patent, or application in such country, nor any other right thereto.

6.3           All inventions conceived or discovered under the Sponsored Research Agreement, by PRINCETON, USC, or jointly, shall automatically become subject to this License Agreement. USC shall use reasonable efforts to ensure that Patent Rights Applications are promptly filed and prosecuted.

6.4           LICENSEE has the right to file of record in the Patent Office for each Patent Rights Application that it is the exclusive licensee of the Patent Rights.

ARTICLE VII – TERMINATION

7.1           If LICENSEE shall become bankrupt or insolvent, or shall file a petition in bankruptcy, or if the business of LICENSEE shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of LICENSEE or otherwise, this Agreement shall be terminable by USC. Provided, however, in the event of an involuntary action, if LICENSEE arranges for the dismissal of such action within 90 days of the date thereof, such right to terminate shall cease.

7.2           Should LICENSEE fail in its payment to USC of royalties due in accordance with the terms of this Agreement, USC shall have the right to serve notice of default upon LICENSEE by certified mail at the address designated in Article XIV hereof If LICENSEE shall not have paid all such royalties due and payable, within forty five (45) days of the delivery of such Notice, the rights, privileges and license granted hereunder shall be terminable by USC delivering a Notice of Termination, unless LICENSEE disputes that such royalties are due and payable, in which event the dispute shall be settled in accordance with Article VIII "Arbitration", and this Agreement will not then be terminated.

7.3           Should Licensee (i) attempt to use, sublicense, transfer or assign its rights or obligations under this Agreement in any manner contrary to the terms of this Agreement or in derogation of USC's proprietary rights or (ii) fail to obtain and maintain the insurance coverages required in Section 10.3 hereof, USC shall have the right to serve notice of default upon LICENSEE by certified mail at the address designated in Article XIV hereof. If LICENSEE fails to comply with (i) or (ii) above, within forty five (45) days of the delivery of such Notice, the rights, privileges and license granted hereunder shall be terminable by USC delivering a Notice of Termination, unless LICENSEE disputes such failure to comply, in which event the dispute shall be settled in accordance with Article VIII "Arbitration", and this Agreement will not then be terminated.

7.4           Upon any material breach or default of this Agreement by LICENSEE, other than those occurrences set out in Paragraphs 7.1, 7.2 and 7.3 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 7.4, USC shall have the right to give written notice of such default to LICENSEE. If LICENSEE shall fail to cure such default, or fail to have taken reasonable steps to cure such default, within forty five (45) days of the effective date of such notice, USC shall have the right to terminate this Agreement by a second written Notice of Termination to Licensee, specifying the effective date of termination. Provided, however, if LICENSEE disputes the existence of such material breach or default, or the failure to cure or take reasonable steps to curt, than the dispute will be settled in accordance with Article VIII "Arbitration", and the Agreement will not then be terminated.

7.4           LICENSEE shall have the right to terminate this Agreement at any time on six (6) months' notice by certified mail to USC.

7.5           Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Within twenty (20) days after such termination, Licensee shall provide USC with a written inventory of all Licensed Products currently in its stock or in process as of the date of termination (the "INVENTORY"). USC shall have the option to grant to Licensee the privilege of disposing of such INVENTORY at its normal prices within three (30) months after said termination. Licensee shall dispose of this INVENTORY only to customers who had previously purchased Licensed Products from Licensee during the term of this Agreement, and in no event shall Licensee sell such INVENTORY to wholesalers, diverters, jobbers or any other entity which does not sell at retail exclusively or to any one else who intends to sell such INVENTORY at close-out. The disposition of all such INVENTORY, however, shall be subject to all of the terms and conditions of this Agreement. After the three (3) month sell-off period, Licensee shall destroy or return to USC all remaining unsold Licensed Products and all packaging and marketing materials, and shall certify their destruction or return to USC specifying the number of each destroyed or returned.

7.6           Upon any such termination of this Agreement USC, if LICENSEE shall have granted a sublicense hereunder, any such sublicensee shall become a direct licensee of USC, but only if such sublicensee is then in full compliance with its sublicense and all payments owed to USC with respect to that sublicense have been paid and the sublicensee agrees to assume all obligations of LICENSEE hereunder, provided that such sublicensee shall remain obligated to the terms and Conditions of this Agreement protective of USCF.

Surviving any termination are:

i.	Licensee's obligation to pay royalties accrued or accruable.

ii.	Licensee's obligation of Section 5.1 to keep records and allow a final audit.

iii.	Any cause of action or claim of Licensee or USC, accrue or to accrue, because of any breach or default by the other party.

iv.	The provisions of Article X.

ARTICLE VIII – ARBITRATION

8.1           Except as to issues relating to the validity, construction or effect of any patent licensed hereunder, any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the parties, shall be resolved by mediation. Such mediation shall occur as soon as reasonably practicable and no later than 30 days from the effective date one party requests mediation of a dispute. If such dispute is not resolved by mediation than it will be resolved by final and binding arbitration in Los Angeles, California under the rules of the American Arbitration Association then obtaining. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement. The arbitrators shall have the option of specific future performance or monetary compensation in lieu of termination. Any award rendered in such arbitration may be enforced by either party in either the courts of the State of California or in the United States to whose jurisdiction of such purposes USC and LICENSEE each hereby irrevocably consents and submits.

8.2           Claims, disputes or controversies concerning the validity, construction or effect of any patent licensed hereunder shall be resolved in any court having jurisdiction thereof.

8.3           In the event that, in any arbitration proceeding, any issue shall arise concerning the validity, construction or effect of any patent licensed hereunder, the arbitrators shall assume the validity of all claims as set forth in such patent; in any event the arbitrators shall not delay the arbitration proceeding for the purpose of obtaining or permitting either party to obtain judicial resolution of such issue, unless an order staying such arbitration proceeding shall be entered by a court of competent jurisdiction. Neither party shall raise any issue concerning the validity, construction or effect of any patent licensed hereunder in any proceeding to enforce any arbitration award hereunder or in any proceeding otherwise arising out of any such arbitration award.

ARTICLE IX – INFRINGEMENT

9.1           LICENSEE and USC shall promptly inform the other in writing of any alleged infringement of which it shall have notice by a third party or any patents within the Patent Rights and provide such other with any available evidence of infringement.

9.2           During the term of this Agreement, LICENSEE shall have the tight, but shall not be obligated, to prosecute at its own expense any such infringements of the Patent Rights and, in furtherance of such rights, USC hereby agrees that LICENSEE may join USC as a party plaintiff in any such suit, without expense to USC. The total cost of any such infringement action commenced or defended solely by LICENSEE shall be borne by LICENSEE, and LICENSEE shall keep any recovery or damages for past infringement derived therefrom, except for that portion to be paid to USC pursuant to Article IV hereof USC shall make the inventors available and cooperate in the litigation. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of USC, which consent shall not unreasonably be withheld. LICENSEE shall indemnify USC against any order for costs that may be made against USC in such proceedings.

9.3           If within eighteen (18) months after having been notified of any alleged infringement, LICENSEE shall have been unsuccessful in persuading the alleged infringe to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSEE shall notify USC at any time prior thereto of its intention not to bring suit against any alleged infringe, then, and in those events only, USC shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, and USC may, for such purposes, use the name of LICENSEE as party plaintiff.

9.4           In the event that LICENSEE shall undertake the enforcement and/or defense of the Patent Rights by litigation, LICENSEE may withhold up to fifty percent (50%) of the royalties otherwise thereafter due USC hereunder and apply the same toward reimbursement of its expenses, including reasonable attorneys' fees, in connection therewith. Any recovery of damages by LICENSEE for any such suit shall be applied first in satisfaction with any unreimbursed expenses and legal fees of LICENSEE relating to the suit, and next toward reimbursement of USCN for any royalties past due or withheld and applied pursuant to this Article IX.

9.5           In any infringement suit that either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

9.6           LICENSEE, during the exclusive period of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer under the Patent Rights.

ARTICLE X - PRODUCT LIABILITY

10.1           PRINCETON and USC by this Agreement makes no representation as to the patentability and/or discoveries involved in a Licensed Patent. PRINCETON and USC by this Agreement makes no representation as to patents now held or which will be held by others in the field of the Licensed Products for a particular purpose. PRINCETON AND USC MAKE NO EXPRESS OR IMPLIED WARRANTIES OR MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE.

10.2           LICENSEE agrees to defend, indemnify and hold PRINCETON and USC harmless from and against all liability, demands, damages, expense or losses for death, personal injury, illness or property damage arising (a) out of use by LICENSEE or its transferees/sublicensees of inventions licensed or information furnished under this Agreement, or (b) out of any use, sale or other disposition by LICENSEE or its transferees/sublicensees or products made by use of such inventions or information. As used in this clause, PRINCETON and USC includes its Trustees, Officers, agents, Employees and Students and "LICENSEE" includes its Affiliates, Subsidiaries, Contractors and Sub-Contractors. Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to USC to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. To the extent that any proposed settlement directly affects USC, the Licensee shall obtain the approval of USC before finally agreeing to such settlement proposal, which consent shall not be unreasonably withheld.

10.3           In discharge of the above LICENSEE will maintain general liability insurance in the amount of at least One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) annual aggregate with a deductible of not more than $10,000 per occurrence with such insurers and on such terms as USC approves in writing against damage to or destruction of property and injury to or death of individuals and against such other risks as PRINCETON may reasonable request arising out of or in connection with any of the Licensed Products. "USC" and its respective officers, trustees, and insurance will also provide that USC will be given notice of any modification thereof and at least ten (10) days prior written notice of cancellation or termination and the reason therefore LICENSEE will furnish USC upon request and in any event on execution of this Agreement and on each anniversary of the effective date of this Agreement, written confirmation issued by the issuer or an independent insurance agent confirming that insurance is maintained in accordance with the above requirements.

10.4           The minimum amounts of insurance coverage required under Section 10.3 shall not be construed to create a limit of licensee liability with respect to its indemnification in Section 10.2 or any other provisions of this agreement.

ARTICLE XI- ASSIGNMENT

11.1           In addition to assignment permitted under Section 2.2 hereof, LICENSEE may assign or otherwise transfer this Agreement and the license granted hereby and the rights acquired by it hereunder so long as such assignment or transfer shall be accompanied by a sale or other transfer of LICENSEE's entire business or of that part of LICENSEE's business to which the license granted hereby relates. LICENSEE shall give USC thirty (30) days prior notice of such assignment arid transfer and if USC raises no reasonable objection to such assignment or transfer, in writing within thirty (30) days after the giving of such notice and stating the reasons for such objection, then USC shall be deemed to have approved such assignment or transfer; provided, however, USC shall not be deemed to have approved such assignment and transfer unless such assignee or transferee shall have agreed in writing to be bound by the terms and conditions of this Agreement. Upon such assignment or transfer and agreement by such assignee or transferee, the term LICENSEE as used herein shall include such assignee or transferee. If LICENSEE shall sell or otherwise transfer its entire business or that part of its business to which the license granted hereby relates and the transferee shall not have agreed in writing to be bound by the terms and conditions of this Agreement, or new terms and conditions shall not have been agreed upon within sixty (60) days of such sale or transfer, USC shall have the right to terminate this Agreement.

ARTICLE XII - NON-USE OF NAMES

12.1           Neither party shall use the names of the others in connection with any products, promotion or advertising without the prior consent of the other party, which consent shall not be unreasonably withheld, or to the extent reasonably required by law. LICENSEE may state that it is licensed by PRINCETON and USC under one or more of the patents and/or applications comprising the Patent Rights.

ARTICLE XIII - EXPORT CONTROLS

13.1           It is understood that PRINCETON and USC are subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. PRINCETON and USC neither represent that a license shall not be required nor that, if required, it shall be issued.

ARTICLE XIV - PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

14.1           Any payment, notice or other communication, pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party;

In the case of PRINCETON UNIVERSITY:

Office of Technology and Trademark Licensing
Princeton University
5 New South Building, P. O. Box 36
Princeton, New Jersey 08544
Attention: John F. Ritter
Associate Director of Technology Transfer

In the case of THE UNIVERSITY OF SOUTHERN CALIFORNIA:

Office of Patent and Copyright Administration
University of Southern California
3716 South Hope Street, Suite 313
Los Angeles, CA 90007-4344

In the case of LICENSEE:

Global Photonic Energy Corporation
3 Bala Plaza East, suite 104
Bala Cynwyd, PA 19004
Attention: Steven V. Abramson
President and Chief Operating Officer

ARTICLE XV-INTERINSTITUTIONAL AGREEMENT

15.1           PRINCETON and USC have entered into an Interinstitutional Agreement, attached hereto as Appendix C and incorporated herein, whereby, inter-alia, USC shall be the manager of this License Agreement and the Sponsored Research Agreement, and LICENSEE shall interact with USC, on behalf of itself as well as USC, on all matters respecting those agreements.

ARTICLE XVI- MISCELLANEOUS PROVISIONS

16.1           This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of California, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

16.2           The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the parties hereto.

16.3           The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

16.4           LICENSEE agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to confirm with the patent laws and practice of the country of manufacture or sale.

16.5           The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

16.6           Publications. USC, PRINCETON and LICENSEE shall be free to publish any non-confidential information concerning the Technology and/or Patent Rights subject to any restrictions set forth in the Sponsored Research Agreement.

16.7           Independent Contractor. In rendering performances under this Agreement, Licensee will function solely as an independent contractor and not as an agent, partner, employee or joint venturer with USC and PRINCETON. Neither party shall have the authority to bind or obligate the other except as expressly provided herein.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this License Agreement the day and year set forth below.

Attest:	The University of Southern California

By:
Title:	Title:	Senior Vice President, Administration
	Date:	5/21/98

Attest:	The Trustees of Princeton University

	By:	/s/ Allen J. Sinisgalli
Title:	Title:	Associate Provost of Research & Project Admin
	Date:	5/28/98

Attest:	Global Photonic Energy Corporation

	By:	/s/ Steve V. Abramson
Title:	Title:	President
	Date:	6/2/98

INTELLECTUAL PROPERTY RIGHTS

Title:	Electron Acceptor Compositions Technical Field
Principal Inventor:	Mark Thompson
Patent Number:	5,500,297
Issued Date:	March 19, 1998
Assignee:	Princeton University
Title:	Heterolamellar Photoelectrochemical Films and Devices
Principle Inventor:	Mark Thompson
Patent Number:	5,695,890
Issued Date:	December 9, 1997
Assignee:	Princeton University
Title:	Catalytic Production of Hydrogen Peroxide
Principal Inventor:	Mark Thompson
Patent Number:	5,480,829
Issued Date:	January 2, 1998
Assignee:	Princeton University
Title:	Electron Acceptor Compositions on Polymer Templates
Principal Inventor:	Mart Thompson
Filing Date:	August 21, 1995
Assignee:	Princeton University
Title:	Method for Catalytic Production of Hydrogen Peroxide and Catalysts Therefore
Principal Inventor: Filing Date: Assignee:	Mark Thompson March 27, 1998 University of Southern California

Title:	Charge Generators in Heterolamellar Thin Films
Principal Inventor:	Mark Thompson
Filing Date:	July 11, 1997 (provisional)
Issued Date:	N/A
Assignee:	University of Southern California

PCT applications and national applications also filed for these inventions and are subject to the License Agreement.